EXHIBIT 99.4

Universal City Development Partners, Ltd.
UCDP Finance, Inc.

Offer for all Outstanding
11¾% Senior Notes due 2010
In Exchange for
Up to $500,000,000 Principal Amount of
Registered 11¾% Senior Notes due 2010

Pursuant to the Prospectus, dated                         2003

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Universal City Development Partners, Ltd., a Florida limited partnership ("UCDP"), and UCDP Finance, Inc., a Florida corporation ("UCDP" Finance" and, together with UCDP, the "Issuers"), hereby offer to exchange (the "Exchange Offer"), upon and subject to the terms and conditions set forth in the Prospectus dated                         2003 (the "Prospectus") and the enclosed letter of transmittal (the "Letter of Transmittal"), up to $500,000,000 aggregate principal amount of registered 11¾% Senior Notes due 2010 of the Issuers, which will be freely transferable (the "Exchange Notes"), for any and all of the Issuers' outstanding 11¾% Senior Notes due 2010, which have certain transfer restrictions (the "Original Notes"). The Exchange Offer is intended to satisfy certain obligations of the Issuers contained in the Registration Rights Agreement dated as of March 28, 2003, among UCDP, UCDP Finance, J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Scotia Capital (USA) Inc. and Wachovia Securities, Inc.

We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, we are enclosing the following documents:

1.	Prospectus dated 2003;
2.	The Letter of Transmittal for your use and for the information of your clients;
3.	A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Original Notes are not immediately available or time will not permit all required documents to reach The Bank of New York (the "Exchange Agent") prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;
4.	A form of letter which may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;
5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and
6.	Return envelopes addressed to The Bank of New York, the Exchange Agent for the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                         2003 (the "Expiration Date"), unless extended by the Issuers. Any Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or a message from The Depository Trust Company stating that the tendering holder has expressly acknowledged receipt of, and agreement to be bound by and held accountable under, the Letter of Transmittal), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent and certificates representing the Original Notes must be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If holders of Original Notes wish to tender, but it is impracticable for them to forward their certificates for Original Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

Any inquiries you may have with respect to the Exchange Offer or requests for additional copies of the enclosed materials should be directed to the Exchange Agent for the Original Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
Universal City Development Partners, Ltd. UCDP Finance, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.